Exhibit 99.1

NIC Announces Resignation of Director Jeff Fraser

OLATHE, Kan.--(BUSINESS WIRE)--September 4, 2009--eGovernment provider NIC Inc. (NASDAQ: EGOV) today announced the resignation of Jeff Fraser, Chairman Emeritus, as a director, effective immediately.

When Mr. Fraser retired as Chief Executive Officer of the company in February 2008, he expressed confidence in the leadership of Harry Herington as his successor.

“My confidence in Harry has been well placed as evidenced by the recent major win in entering into a seven-year portal contract with the state of Texas. In addition, Bill Lyons joining as a director has further strengthened the board and will leave the company with its traditional number of seven directors,” said Fraser. "I can now devote my time to pursuing my many other interests knowing that my significant ownership stake in the company will continue to be in very good hands."

Mr. Fraser continued, “Eighteen years ago, Ross Hartley and I started the first company in what would later become NIC, in a small rented apartment in Topeka, Kan., with a maxed-out credit card, a bartered Internet access node, and a single state contract for a brand-new concept called a ‘self-funded’ state information computer dial-up service. Today, NIC has self-funded Internet portal contracts with 23 state partners including our original one, has been publicly traded for 10 years, and has annual revenues of $130 million. I want to thank all NIC employees and partners for making the dream come true for Ross and me.”

"We thank Jeff for his strategic vision and leadership at the helm of NIC and as a member and former chairman of our board of directors," said Harry Herington, Chairman of the Board and Chief Executive Officer. "We are extremely grateful for his many contributions to the industry and in making NIC the leading eGovernment company.”

About NIC

NIC is the nation’s leading provider of official government portals, online services, and secure payment processing solutions. The company’s innovative eGovernment services help reduce costs and increase efficiencies for government agencies, citizens, and businesses across the country. NIC provides eGovernment solutions for more than 3,000 federal, state, and local agencies that serve 97 million people in the United States. Additional information is available at http://www.nicusa.com.

CONTACT:
NIC Inc.
Nancy Beaton, 913-754-7054
nbeaton@nicusa.com